Exhibit 99.1

AWBC – 2009 Q1 Earnings

April 30, 2009

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES FIRST QUARTER

2009 FINANCIAL RESULTS AND CAPITAL RESTORATION PLAN UPDATE

SPOKANE, WASHINGTON - AmericanWest Bancorporation (NASDAQ: AWBC) today announced first quarter financial results which included the following:

•	Total available liquidity remained stable with $130 million of liquid assets at March 31, 2009 as compared to $132 million at year end 2008 and $128 million at March 31, 2008.

•	Net loans ended the quarter at $1.52 billion, a reduction of $58 million, or 4%, from year end 2008 and a reduction of $206 million, or 12%, over the past year.

•	Total deposits remained stable at $1.54 billion at March 31, 2009 as compared to $1.57 billion at year end 2008 and $1.58 billion at March 31, 2008.

•	Net interest margin was 3.34% for the first quarter of 2009 as compared to 3.39% for the fourth quarter of 2008 and 4.62% in the first quarter of 2008.

•

Provision for loan losses was $13.7 million for the first quarter of 2009 which represents a reduction of $26.6 million, or 66%, from the fourth quarter of 2008 and an increase of $880 thousand, or 7%, as compared to the first quarter of 2008.

•	Net charge-offs were $17.7 million in the first quarter as compared to $32.2 million in the fourth quarter of 2008 and $11.0 million in the first quarter of 2008.

•	Mortgage banking revenue reached $1.9 million for the first quarter of 2009, a historic high and a 192% increase over the preceding quarter, and a 123% increase over the first quarter of 2008.

•	Total non-interest expense was $20.6 million for Q1 2009, a decrease of 25% as compared to the preceding quarter and an increase of 10% (excluding impairment of goodwill) as compared to Q1 2008.

For the quarter ended March 31, 2009, the Company reported a net loss of $14.5 million, or $0.84 per share, as compared with a net loss of $57.7 million, or $3.35 per share, for the fourth quarter of 2008 and net loss (excluding a $27.0 million goodwill impairment charge) of $4.6 million, or $0.26 per share, for the first quarter of 2008.

“We continue to aggressively address our problem assets issues, and we believe the majority of our charge-offs and loss provisioning with respect to these assets is behind us” remarked Patrick J. Rusnak, Chief Executive Officer. “We are faced with a capital deficit that we continue to address by seeking private equity investment. We have had substantive discussions with a series of qualified parties and we expect that if the capital markets improve we will ultimately be successful in our recapitalization efforts.”

AWBC – 2009 Q1 Earnings

April 30, 2009

Capital:

AmericanWest Bank’s regulatory capital ratios as of March 31, 2009 exceeded the threshold for “adequately capitalized” status in two of the three measures, with the total risk-based capital ratio falling in the “under capitalized” range. All three of the Company’s consolidated regulatory capital ratios as of March 31, 2009 were in the “under capitalized” classification.

At March 31, 2009, total shareholders’ equity was $75 million and total tangible shareholders’ equity was $44 million, or $2.54 per share. The Company’s tangible equity ratio was 2.44% as of March 31, 2009.

During November 2008, the Company submitted an application for approval to issue $57 million of preferred stock to the United States Department of the Treasury (Treasury) under the Troubled Asset Relief Program’s Capital Purchase Program (TARP-CPP). This application reflected the Company’s commitment to secure a significant private equity investment coincident with receipt of any capital infusion from the Treasury under TARP-CPP. On April 28, 2009, the Company submitted a letter to the FDIC, which serves as the primary regulator for AmericanWest Bank, indicating its intention to withdraw its TARP-CPP application. The decision to withdraw the application was based upon a number of factors, including the expectation that the required private equity co-investment will not be consummated prior to the deadline for the processing of final TARP-CPP investments. “As we have previously indicated, our plan to restore AmericanWest to well capitalized status was not contingent upon TARP capital. We are continuing efforts to improve regulatory capital ratios through both new private equity investments and reducing the balance sheet size through divestitures,” Rusnak commented.

The Company and its financial advisor, Sandler O’Neill & Partners, LP, continued efforts with respect to identification of and discussions with a variety of potential private equity investors over the past six months. A group of prospective investors have provided the Company with a non-binding proposal, which originally contemplated a matching TARP CPP investment. This proposal was deemed by the Company’s Board of Directors to be acceptable, and the prospective investors substantially completed their on-site due diligence. The Company and its financial advisor have informed the prospective investors of the decision to withdraw the TARP CPP application and are continuing discussions regarding alternative approaches to securing a mutually acceptable recapitalization agreement. “The fact that the private equity markets for banks have been virtually closed since last summer has been a significant impediment to our capital raising efforts,” commented Rusnak. “However, the underlying strengths of our franchise, such as the core deposit base, loyal customers and dedicated staff, combined with our aggressive efforts over the past year in dealing with issues we can control, like the recognition of loan losses and expense control, should position us to benefit with the eventual improvement in the capital markets environment.” Although the Company has the existing authority under its Articles of Incorporation to issue preferred shares, it is likely that shareholder approval will be required for any private equity investment in common stock in accordance with NASDAQ rules.

As previously announced, the Company initiated efforts to divest certain assets during the third quarter of 2008 through the marketing of selected branches, loans and deposits. The Company has received letters of intent from more than one party at terms that are acceptable to the Board of Directors. These transactions, if approved by the regulatory authorities and consummated at a premium, would have a positive impact on the capital ratios of the Bank as additional capital would be generated and risk assets would be reduced.

AWBC – 2009 Q1 Earnings

April 30, 2009

Net Interest Margin:

The tax-equivalent net interest margin for the first quarter of 2009 was 3.34%, as compared to 3.39% in the fourth quarter of 2008 and 4.62% for the first quarter of 2008. The 5 basis point decrease from the prior quarter is primarily due to a decline in the yield on earning assets of 31 basis points, offset in part by a reduction in the cost of funds of 40 basis points.

The average yield on loans for the first quarter of 2009 was 5.64%, a decrease of 35 basis points from the prior quarter and 177 basis points from the first quarter of 2008. The loan yield for the first quarter of 2009 was reduced by 65 basis points due to the total impact of non-accrual loans, including both reversed and forgone interest, as compared to a 51 basis point reduction for the fourth quarter of 2008. Non–accrual loans at March 31, 2009 were $122 million, an increase of $31 million from year end 2008. The average prime rate (the base index for approximately 39% of the Company’s loan portfolio) for the first quarter of 2009 was 3.25% as compared to 4.06% for the fourth quarter of 2008 and 6.24% for the first quarter of 2008.

The Company has benefited from the decline in prevailing market interest rates over the past year to historic lows. The average cost of interest bearing deposits for the first quarter of 2009 was 2.51%, a decrease of 30 basis points from the fourth quarter of 2008 and a decrease of 50 basis points from the first quarter of 2008. The cost of borrowed funds, including FHLB advances and subordinated debt, was 3.19% for the first quarter of 2009, a decrease of 117 basis points from the fourth quarter of 2008, and a decrease of 162 basis points from the first quarter of 2008. The average cost of interest bearing liabilities for the first quarter of 2009 was 2.61%, as compared to 3.01% in the fourth quarter of 2008 and 3.35% in the first quarter of 2008. The Company’s cost of funds inclusive of non interest bearing liabilities was 2.17% for the first quarter of 2009, as compared to 2.49% at December 31, 2008, and 2.74% for the same period of 2008.

Loans:

Total outstanding loans as of March 31, 2009 were $1.6 billion, reflecting a net decrease of $62 million during the quarter and a decrease of $193 million from the first quarter of the prior year. The linked-quarter reduction was principally driven by a $12 million decline in commercial and industrial loans and a $46 million decrease in construction and development loans. These reductions were inclusive of $18 million in charge-offs during the quarter. Total average loans outstanding for the first quarter of 2009 were $1.61 billion, a decrease of $67 million from the prior quarter, and a decrease of $165 million from the same period of the prior year.

Asset Quality:

Total non-performing assets, net of government guarantees on loans, were 7.96% of total assets at March 31, 2009, as compared to 5.74% of total assets at December 31, 2008 and 2.30% at March 31, 2008. Non-performing loans, net of government guaranteed amounts, represented 7.86% of total loans at March 31, 2009 as compared to 5.65% of total loans at December 31, 2008, and 2.67% at March 31, 2008.

Foreclosed assets at March 31, 2009 totaled $23 million and consisted of 36 properties, as compared to $16 million (22 properties) as of December 31, 2008. The value of the largest property being carried at March 31, 2009 is $6 million and is related to a residential condominium complex. During the first quarter of 2009, 11 foreclosed properties with an aggregate net carrying value of $5 million were sold, resulting in a pre-tax loss of $66 thousand. In addition, during the first quarter, $126 thousand of impairment charges recognized on foreclosed real estate.

AWBC – 2009 Q1 Earnings

April 30, 2009

At March 31, 2009, the Company had approximately $75 million of loans which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 4.8% of total outstanding loans. At December 31, 2008, potential problem loans represented 5.4% of total outstanding loans.

The Company recognized a provision for loan losses of $13.7 million or 3.44% of average loans on an annualized basis, for the quarter ended March 31, 2009, as compared to $40.3 million, or 9.54% of average loans on an annualized basis, for the quarter ended December 31, 2008. For the quarter ended March 31, 2008, the Company recognized a provision for loan losses of $12.8 million or 2.89% of average loans on an annualized basis. For the quarter ended March 31, 2009, net charge-offs were $17.7 million, or 4.45% of average loans annualized, as compared to $32.2 million, or 7.61% of average loans annualized for the fourth quarter of 2008 and $11.0 million, or 2.48%, for the first quarter of 2008.

While there are personal guarantees on nearly all loans, the prospect for material financial recoveries through legal action is limited. The Company’s valuation approach continues to be based on the presumption that the only source of repayment will be collateral liquidation. Management continues to be focused on the timely liquidation of collateral at fair current market valuations, and has a number of foreclosed properties have been sold or have bona fide offers pending.

It is the Company’s policy to recognize as charge-offs any specific loan impairments in lieu of carrying such amounts as a loan specific component of the allowance for credit losses. The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $41 million, or 3%, of total loans at March 31, 2009, a decrease of 14 basis points from December 31, 2008 and an increase of 103 basis points over March 31, 2008. The allowance for credit losses represented 34% of total non-performing loans (net of government guarantees) as of March 31, 2009, as compared to 49% at December 31, 2008 and 61% as of March 31, 2008.

Deposits and Liquidity:

Total average interest bearing deposits for the first quarter of 2009 were $1.2 billion, a decrease of $50 million, or 4%, from the prior quarter and an increase of $13 million, or 1%, as compared to the first quarter of 2008. Total average non-interest bearing demand deposits for the first quarter of 2009 were $296 million, a reduction of $13 million, or 4%, during the quarter and down $32 million, or 10%, as compared to the first quarter of 2008. Total average savings and money market balances declined $14 million, or 3%, during the quarter and $120 million, or 22%, over the last 12 months. The average balance of certificates of deposit decreased $37 million, or 5%, during the first quarter of 2009 and were up $140 million, or 27%, as compared to the first quarter of 2008.

Total deposits as of March 31, 2009 were $1.5 billion, a decrease of $36 million, or 2%, from the prior quarter end and down $44 million, or 3%, from the same period in 2008. Total brokered certificates of deposit at March 31, 2009 were $28 million, a reduction of $25 million over the prior quarter and $106 million from March 31, 2008. The reduction in brokered certificates of deposit was principally replaced with retail certificates of deposit with maturities ranging from five months to one year. The Company expects to continue replacing maturing brokered certificates with retail certificates and cash flows obtained through reductions in outstanding loans.

AWBC – 2009 Q1 Earnings

April 30, 2009

The reduction in loans and the continued stability of the deposit base has lowered the Company’s reliance on borrowings to fund its liquidity needs over the past year. Total FHLB and other borrowings at March 31, 2009 were $144 million, essentially unchanged from year end 2008 and down $68 million from March 31, 2008.

As of March 31, 2009, AmericanWest Bank had total available secured borrowing capacity of approximately $201 million through facilities at the FHLB and the Federal Reserve Bank of San Francisco (Fed) Discount Window program. As of March 31, 2009, AmericanWest Bank had no borrowings at the Fed Discount Window.

Non-interest Income:

Non-interest income was $5.8 million for the quarter ended March 31, 2009 as compared to $4.1 million for preceding quarter and $4.2 million for the same period of the prior year. The fees on mortgage loan sales increased $1.3 million, or 192%, from the preceding quarter and $1.1 million, or 123%, as compared to the first quarter of 2008. This substantial increase in mortgage activity was largely driven by the Federal Reserve Bank’s aggressive monetary policy in an effort to drive down mortgage rates and stimulate consumer borrowing as well as additional internal efforts to market these services to the Bank’s customer base. Fees and service charges on deposits decreased $363 thousand as compared to the fourth quarter related mainly to declines in overdraft fees of $271 thousand and declines of $122 thousand related to debit card fees. Other non-interest income increased $825 thousand, or 98%, for the quarter primarily as a result of a one-time tax refund from the state of Washington.

Non-interest Expense:

Non-interest expense for the three months ended March 31, 2009 was $20.6 million as compared to $27.3 million for the quarter ended December 31, 2008 and $18.8 million (excluding a goodwill impairment charge of $27 million) in the first quarter of 2008. The Company continues to pursue various cost savings initiatives. While non-interest expense was down from the previous quarter, the decrease of $6.7 million, or 25%, was principally due to a decrease in foreclosed real estate costs of $2.9 million, a decrease in salaries and employee benefits of $1.6 million, and a decrease in impairment of premises and securities of $1.1 million.

The efficiency ratio for the quarter ended March 31, 2008 was 101% as compared to 138% in the prior quarter and 70%, excluding the goodwill impairment charge, for the quarter ended March 31, 2008.

Income Taxes:

As a result of the Company’s current going concern status as of December 31, 2008, all tax benefits from operating losses in 2009 have been deferred and all deferred taxes have been fully reserved. The Company has not shown any tax benefit for operating losses in the first quarter. If the Company is successful in raising additional capital and future operating profitability is probable, it is likely the going concern status will be rescinded and the valuation reserve for deferred tax asset reversed, significantly enhancing the regulatory capital ratios of both the Bank and the Company.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank which includes Far West Bank operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

AWBC – 2009 Q1 Earnings

April 30, 2009

The press release contains certain non-GAAP measures related to eliminating the effects of goodwill impairment on certain amounts and ratios presented herein. Management believes these measures are meaningful as they provide a comparable basis to other periods presented.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the Company’s ability to improve its regulatory capital ratios through the issuance of new capital or divestiture of assets, and the Company’s projected provision for loan losses and charge-offs. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

AWBC – 2009 Q1 Earnings

April 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	For the three months ended:
	3/31/2009	12/31/2008	3/31/2008
Consolidated Statements of Loss:
INTEREST INCOME
Interest and fees on loans	$22,464	$25,311	$32,784
Interest on securities	752	778	827
Other interest income	35	114	59

TOTAL INTEREST INCOME	23,251	26,203	33,670

INTEREST EXPENSE
Interest on deposits	7,557	8,973	9,052
Interest on borrowings	1,757	2,108	3,331

TOTAL INTEREST EXPENSE	9,314	11,081	12,383

NET INTEREST INCOME	13,937	15,122	21,287
Loan loss provision	13,680	40,320	12,800

NET INTEREST INCOME/(LOSS) AFTER LOAN LOSS PROVISION	257	(25,198)	8,487

NON-INTEREST INCOME
Fees and service charges on deposits	2,208	2,571	2,553
Fees on mortgage loan sales, net	1,924	660	862
Other	1,668	843	805

TOTAL NON-INTEREST INCOME	5,800	4,074	4,220

NON-INTEREST EXPENSE
Salaries and employee benefits	8,893	10,494	10,786
FDIC assessment	3,475	2,035	52
Equipment expense	1,992	2,033	1,845
Occupancy expense, net	1,954	1,920	1,855
Amortization of intangible assets	716	863	885
Foreclosed real estate and other foreclosed assets expense	287	3,167	63
Impairment of premises and securities	59	1,185	—
State business and occupation tax	20	262	288
Impairment of goodwill	—	—	27,000
Other	3,196	5,346	3,009

TOTAL NON-INTEREST EXPENSE	20,592	27,305	45,783

LOSS BEFORE PROVISION FOR INCOME TAX	(14,535)	(48,429)	(33,076)
BENEFIT (EXPENSE) FOR INCOME TAX	—	9,267	(1,519)

NET LOSS	$(14,535)	$(57,696)	$(31,557)

Basic loss per common share	$(0.84)	$(3.35)	$(1.83)
Diluted loss per common share	$(0.84)	$(3.35)	$(1.83)
Basic weighted average shares outstanding	17,213	17,213	17,206
Diluted weighted average shares outstanding	17,213	17,213	17,206
Ending book value per share	$4.38	$5.22	$14.58
Ending tangible book value per share	$2.54	$3.34	$7.78
Ending shares outstanding	17,213	17,213	17,209

- more -

AWBC – 2009 Q1 Earnings

April 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3/31/2009	12/31/2008	3/31/2008
Consolidated Statement of Condition:
ASSETS
Cash and due from banks	$55,129	$40,927	$50,483
Overnight interest bearing deposits with other banks	14,430	26,058	239

Cash and cash equivalents	69,559	66,985	50,722
Securities, available-for-sale at fair value	60,360	65,270	77,673
Loans, net of allowance for loan losses	1,519,507	1,577,106	1,725,615
Loans, held for sale	16,986	12,265	21,147
Accrued interest receivable	7,620	8,193	10,522
FHLB stock	10,267	8,286	10,147
Premises and equipment, net	39,921	41,385	48,489
Foreclosed real estate and other foreclosed assets	22,552	15,781	1,645
Bank owned life insurance	30,443	30,193	29,381
Goodwill	18,852	18,852	100,852
Intangible assets	12,751	13,467	16,057
Other assets	17,279	16,840	15,927

TOTAL ASSETS	$1,826,097	$1,874,623	$2,108,177

LIABILITIES
Non-interest bearing demand deposits	$288,248	$321,552	$339,363
Interest bearing deposits:
NOW, savings accounts and MMDA	574,229	559,666	701,120
Time, $100,000 and over	281,999	342,022	326,353
Other time	393,545	350,293	215,169

TOTAL DEPOSITS	1,538,021	1,573,533	1,582,005
FHLB advances	140,680	139,668	179,589
Other borrowings	3,130	3,294	32,439
Junior subordinated debt	41,239	41,239	41,239
Accrued interest payable	7,806	7,677	5,686
Other liabilities	19,836	19,424	16,379

TOTAL LIABILITIES	1,750,712	1,784,835	1,857,337
STOCKHOLDERS’ EQUITY
Preferred stock, no par	$—	$—	$—
Common stock, no par	253,399	253,450	253,319
Retained loss	(178,299)	(163,764)	(2,961)
Accumulated other comprehensive income, net of tax	285	102	482

TOTAL STOCKHOLDERS’ EQUITY	75,385	89,788	250,840

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,826,097	$1,874,623	$2,108,177

- more-

AWBC – 2009 Q1 Earnings

April 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2009	12/31/2008	GAAP 3/31/2008	Non-GAAP (1) 3/31/2008
Financial Ratios, annualized:
Return on average assets	-3.18%	-11.82%	-5.98%	-0.86%
Return on average equity	-66.70%	-160.22%	-44.58%	-6.44%
Return on tangible average equity	-104.51%	-207.73%	-90.25%	-13.03%
Efficiency ratio	100.70%	137.75%	176.02%	70.17%
Non-interest income to average assets	1.27%	0.83%	0.80%	0.80%
Non-interest expenses to average assets	4.50%	5.59%	8.68%	3.56%
Net interest margin to average earning assets (2)	3.34%	3.39%	4.62%	4.62%

(1)	Excludes goodwill impairment.

(2)	Presented on a tax equivalent basis for tax exempt securities.

- more -

AWBC – 2009 Q1 Earnings

April 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3/31/2009	12/31/2008	3/31/2008
Loan Portfolio:
Commercial real estate	$634,718	$630,540	$579,443
Construction, land development and other land	342,564	388,381	525,547
Commercial and industrial	203,401	215,776	316,456
Residential real estate	202,312	200,047	149,150
Agricultural	150,479	160,944	139,791
Installment and other	28,922	28,777	45,485

Total loans	1,562,396	1,624,465	1,755,872
Allowance for loan losses	(40,675)	(44,722)	(27,089)
Deferred loan fees, net of deferred costs	(2,214)	(2,637)	(3,168)

Net loans	$1,519,507	$1,577,106	$1,725,615

Non-performing Assets:
Accruing loans over 90 days past due (1)	$285	$0	$3,578
Nonaccrual loans (1)	122,442	91,744	43,269

Total non-performing loans	$122,727	$91,744	$46,847
Foreclosed real estate and other foreclosed assets	22,552	15,781	1,645

Total non-performing assets	$145,279	$107,525	$48,492

Allowance for Credit Losses:
Allowance for loan losses	$40,675	$44,722	$27,089
Reserve for unfunded commitments	660	660	1,272

Allowance for credit losses	$41,335	$45,382	$28,361

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	7.86%	5.65%	2.67%
Non-performing assets to total assets (1)	7.96%	5.74%	2.30%
Allowance for loan loss to total gross loans	2.60%	2.75%	1.54%
Allowance for credit losses to total gross loans	2.65%	2.79%	1.62%
Allowance for credit losses to non-performing loans (1)	33.68%	49.47%	60.54%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $1.4 million, $1.6 million, and $1.2 million, respectively.

- more -

AWBC – 2009 Q1 Earnings

April 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2009	12/31/2008	3/31/2008
Allowance for Loan Losses:
Balance, beginning of period	$44,722	$36,573	$25,258
Loan loss provision	13,680	40,320	12,800
Loans charged-off	(17,943)	(32,235)	(11,088)
Recoveries	216	64	119

Balance, end of period	$40,675	$44,722	$27,089

Reserve for Unfunded Commitments:
Balance, beginning of period	$660	$968	$1,374
Provision for unfunded commitments	—	(308)	(102)

Balance, end of period	$660	$660	$1,272

Net charge-offs to average gross loans (1)	4.45%	7.61%	2.48%
Provision for loan losses to average gross loans (1)	3.44%	9.54%	2.89%

(1)	Ratios are annualized.

-more-

AWBC – 2009 Q1 Earnings

April 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	March 31, 2009			December 31, 2008			March 31, 2008
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Quarter to Date Net Interest Margin:
Assets
Loans (1)	$1,614,190	$22,464	5.64%	$1,681,407	$25,311	5.99%	$1,778,977	$32,784	7.41%
Taxable securities	45,589	560	4.98%	46,348	584	5.01%	51,844	647	5.02%
Non-taxable securities (2)	19,106	291	6.18%	19,631	293	5.94%	17,918	273	6.13%
FHLB Stock	9,586	—	0.00%	8,642	—	0.00%	9,689	20	0.83%
Overnight deposits with other banks and other	18,200	35	0.78%	30,373	114	1.49%	2,688	39	5.84%

Total interest earning assets	1,706,671	23,350	5.55%	1,786,401	26,302	5.86%	1,861,116	33,763	7.30%

Non-interest earning assets	147,616			156,112			260,208

Total assets	$1,854,287			$1,942,513			$2,121,324

Liabilities
Interest bearing demand deposits	$131,007	$132	0.41%	$129,775	$165	0.51%	$138,319	$189	0.55%
Savings and MMDA deposits	426,313	1,768	1.68%	440,645	2,110	1.90%	546,262	2,953	2.17%
Time deposits	664,369	5,658	3.45%	701,265	6,698	3.80%	523,962	5,910	4.54%

Total interest bearing deposits	1,221,689	7,557	2.51%	1,271,685	8,973	2.81%	1,208,543	9,052	3.01%

Overnight borrowings	94,242	214	0.92%	12,393	43	1.38%	85,425	822	3.87%
Junior subordinated debt	41,239	641	6.30%	41,239	701	6.76%	41,239	736	7.18%
Other borrowings	87,721	902	4.17%	138,622	1,364	3.91%	151,672	1,773	4.70%

Total interest bearing liabilities	1,444,891	9,314	2.61%	1,463,939	11,081	3.01%	1,486,879	12,383	3.35%

Non-interest bearing demand deposits	295,854			309,047			327,931
Other non-interest bearing liabilities	25,168			26,266			21,821

Total liabilities	1,765,913			1,799,252			1,836,631
Stockholders’ Equity	88,374			143,261			284,693

Total liabilities and stockholders’ equity	$1,854,287			$1,942,513			$2,121,324

Net interest income and spread		$14,036	2.94%		$15,221	2.85%		$21,380	3.95%

Net interest margin to average earning assets			3.34%			3.39%			4.62%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.

(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

kmcphee@awbank.net

- ### -